Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 2013 (April 26, 2013 as to the last paragraph in Note 1, the first paragraph in Note 3 and the last twelve paragraphs in Note 15) relating to the financial statements of BioSante Pharmaceuticals, Inc. and our report dated February 28, 2013 relating to the effectiveness of BioSante Pharmaceuticals, Inc.’s internal control over financial reporting, appearing in the joint proxy statement/prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such joint proxy statement/ prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 26, 2013